Exhibit 10.220
THIRD AMENDMENT TO

SUPPLEMENTAL RETIREMENT PLAN FOR CERTAIN MEMBERS OF THE
ERIE INSURANCE GROUP RETIREMENT PLAN FOR EMPLOYEES

(Amended and Restated as of January 1, 2009)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “Plan”); and

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to provide for a new form of payment applicable to Plan benefits accruing on and after January 1, 2022.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective January 1, 2022:

1.    Paragraph (d) of Section 1.2 of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

(d)    “Beneficiary” shall mean the individual(s), trust(s) or other entity(ies) permitted by the Administrator and selected by a Participant to receive payment of amounts credited under the Plan in the event of the Participant’s death, as evidenced by the most recent, properly completed and executed, Beneficiary designation which the Participant has delivered to the Administrator prior to the Participant’s death. Any such Beneficiary designation shall apply in the event of the Participant’s death before commencement of payments and to any payments to a Beneficiary after the Participant’s death. A Participant may change his Beneficiary at any time by delivering a new designation of Beneficiary to the Administrator in such manner as may be satisfactory to the Administrator. A new designation of Beneficiary shall be effective upon receipt by the Administrator of the completed and executed designation. As of such effective date, the new designation shall divest any Beneficiary named in a prior designation in that interest indicated in the prior designation. Any marriage or divorce finalized after the date of a Beneficiary designation shall not serve to revoke the prior designation. If no effective Beneficiary designation is in effect on the death of the Participant, or if all designated Beneficiaries have predeceased the Participant, any payments to be made under the Plan on account of the Participant’s death shall be paid to the estate of the Participant.

A Beneficiary of a Participant who has died may designate, in accordance with the foregoing procedures, a Beneficiary to receive payment of amounts remaining under the Plan.

2.    Paragraph (u) of Section 1.2 of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

(u)    “Supplemental Plan Benefit” shall mean, to the extent applicable to any given Participant, the Restoration Benefit or the Supplemental Retirement Income Benefit and, as applicable to any given Participant, shall include the Participant’s Pre-2022 Supplemental Plan Benefit and Post-2021 Supplemental Plan Benefit.

3.    Two new paragraphs shall be added to Section 1.2 of the Plan and such new paragraphs shall read as follows:

(x)    “Post-2021 Supplemental Plan Benefit” shall mean the Supplemental Plan Benefit, if any, earned by a Participant under Section 4 on and after January 1, 2022.

(y)    “Pre-2022 Supplemental Plan Benefit” shall mean the Supplemental Plan Benefit, if any, earned by a Participant under Section 4 as of the earlier of December 31, 2021 and the date the Participant incurred a Separation from Service.

4.    Section 5 of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

SECTION 5 - COMMENCEMENT AND FORM OF
SUPPLEMENTAL PLAN BENEFITS TO PARTICIPANT

5.1    Except as specifically provided herein or in an individual agreement between the Company and a Participant, payment of any Pre-2022 Supplemental Plan Benefit to a Participant shall be determined under Section 5.2 and payment of any Post-2021 Supplemental Plan Benefit to a Participant shall be determined under Section 5.3.

5.2    Payment of any Pre-2022 Supplemental Plan Benefit to a Participant hereunder shall:

(a)    Commence as of the later of:

(i)    The first day of the first month that follows the date that is six months after the Participant’s Separation from Service; and

(ii)    The first day of the month next following the Participant’s attainment of the Earliest Retirement Date; and

(b)    Be made in the form of a cash lump sum in the amount determined as follows:

(i)    With respect to a Participant to whom a Supplemental Plan Benefit is payable in accordance with Section 5.2(a)(i), the lump sum distribution shall be equal to the sum of (A) and (B) where:

(A)    Equals the lump sum Actuarial Equivalent of the Participant’s Pre-2022 Supplemental Plan Benefit, determined as the greater of the annuity payable as of the first day of the month that next follows the Participant’s Separation from Service or the annuity payable as of the Participant’s Normal Retirement Date; and

(B)    Interest on the amount determined under clause (A) above, calculated from the first day of the month that follows the Participant’s Separation from Service through the date described in Section 5.2(a)(i), based on the interest rate applicable for lump sum determinations as of the date the Participant incurred a Separation from Service.

(ii)    With respect to a Participant to whom a Supplemental Plan Benefit is payable in accordance with Section 5.2(a)(ii), the lump sum distribution shall be the lump sum Actuarial Equivalent of the Participant’s Pre-2022 Supplemental Plan Benefit, determined at the time of payment as the greater of the annuity payable as of the Participant’s Earliest Retirement Date or the annuity payable as of the Participant’s Normal Retirement Date. No interest adjustment shall be made to such lump sum amount.

5.3    Payment of any Post-2021 Supplemental Plan Benefit to a Participant hereunder shall commence as of the applicable date provided in paragraph (a) below and shall be paid as provided in paragraph (b) below:

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(a)    The Post-2021 Supplemental Plan Benefit payable to a Participant shall commence:

(i)    In the January of the second calendar year following the calendar year in which the Participant’s Separation from Service occurs, for a Participant who had attained the Earliest Retirement Date before incurring a Separation from Service; and

(ii)    On the Participant’s Normal Retirement Date, for a Participant who had not attained the Earliest Retirement Date before incurring a Separation from Service.

(b)    The Post-2021 Supplemental Plan Benefit shall be paid in the form of ten (10) annual installments. Annual installments shall be equal to the Actuarial Equivalent of the Participant’s Post-2021 Supplemental Plan Benefit, determined as of the applicable commencement date under paragraph (a) above, and payments shall continue on each anniversary thereof until ten (10) installment payments have been made. For purposes of this Section 5.3(b), installment payments shall be treated as a single form of payment.

5.4    Except as otherwise provided in this Section 5, no payment of a Supplemental Plan Benefit to a Participant shall commence before or after the applicable commencement dates provided in Sections 5.2(a) and 5.3(a). For purposes of this Section 5.4, if the Company makes a lump sum payment or an installment payment within the permitted distribution period (as defined below) for such payment and the actual date of such payment is not within the direct or indirect control of the Participant, such payment shall be treated as having been made on the payment date provided in Section 5.2(a) or Section 5.3(a), as applicable. The “permitted distribution period” for this purpose shall begin on the thirtieth day before the applicable commencement date provided in Section 5.2(a) or Section 5.3(a) and shall end on the last day of the calendar year that includes the applicable commencement date provided in Section 5.2(a) or Section 5.3(a).

5.5        Notwithstanding the provisions of Sections 5.1 through 5.4 but subject to the terms of an individual agreement between the Company and a Participant, the Company shall pay a Participant all or any portion of the Supplemental Plan Benefit accrued on the Participant’s behalf in a lump sum as soon as is administratively reasonable following the occurrence of any of the events or conditions identified below. Such lump sum payment shall be equal to the amount, as determined by the Administrator, as is reasonably estimated to be required to satisfy the purpose of the accelerated payment. The events or conditions to which this Section 5.5 applies are:

(a)    The Participant needs to avoid a violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law.

(b)    The Participant incurs state, local, or foreign tax obligations arising from participation in the Plan that apply to a Plan interest before such interest is otherwise payable from the Plan.

(c)    The Participant incurs federal employment tax obligations under Sections 3101, 3121(a), or 3121(v)(2) of the Code with respect to a Supplemental Plan Benefit and any federal, state, local, or foreign tax obligations arising from such employment tax obligations.

(d)    The Plan is terminated and liquidated in accordance with generally applicable guidance prescribed by the Commissioner of Internal Revenue and published in the Internal Revenue Bulletin.

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(e)    Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

Any payment under this Section 5.5 shall be contingent upon the Administrator’s decision that a Participant has satisfied all material elements of an applicable event or condition and that the Participant produces evidence to that effect that is satisfactory to the Administrator. If any payment under this Section 5.5 is made and such payment is less than the entire Supplemental Plan Benefit accrued on the Participant’s behalf, the Actuarial Equivalent of such payment shall offset any future payment of the Supplemental Plan Benefit to the Participant or any surviving spouse, Beneficiary or other person.

5.6    Notwithstanding the provisions of Sections 5.1 through 5.4 but subject to the terms of an individual agreement between the Company and a Participant, the Company may delay the payment of all or any portion of the Supplemental Plan Benefit accrued on the Participant’s behalf in connection with any of the events or conditions identified below; provided, however that, with respect to any given event or condition, the Administrator shall treat Plan payments to all similarly-situated Participants in a reasonably consistent manner:

(a)    The Administrator reasonably anticipates that making scheduled Plan payments will violate federal securities laws or other applicable law; provided that the scheduled payments are then made at the earliest date at which the Administrator reasonably contemplates that making the scheduled payments will not cause such a violation.

(b)    Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin which the Administrator, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his individual circumstances.

5.7    If a Participant incurs a Separation from Service and payment of the Participant’s Supplemental Plan Benefit has commenced under this Section 5, payments shall not be cancelled or suspended if the Participant is subsequently reemployed by the Company or an Affiliate.

5.    Section 6 of the Plan is deleted in its entirety and the following is inserted in lieu thereof:

SECTION 6 - COMMENCEMENT AND FORM OF
SUPPLEMENTAL PLAN BENEFITS TO SURVIVING SPOUSE
OR BENEFICIARY

6.1    Except as specifically provided herein or in an individual agreement between the Company and a Participant:

(a)    Any Pre-2022 Supplemental Plan Benefit payable as a result of the Participant’s death, either prior to or following commencement of such benefit hereunder, shall be paid to the Participant’s surviving spouse or Beneficiary as soon as

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administratively practicable following the Participant’s death in the form of a cash lump sum equal to the lump sum Actuarial Equivalent of the surviving spouse’s benefit that would be payable under the Qualified Plan if such survivor benefit was derived from the Pre-2022 Supplemental Plan Benefit;

(b)    Any Post-2021 Supplemental Plan Benefit payable as a result of the Participant’s death prior to commencement of a benefit hereunder shall be paid to the Participant’s surviving spouse or Beneficiary in the form of ten (10) annual installments commencing as of the date provided in Section 5.3(a). The amount of such installment payments shall be determined under Section 5.3(b); provided, however, that such installment payments shall be the Actuarial Equivalent of the surviving spouse’s benefit that would be payable under the Qualified Plan if such survivor benefit was derived from the Post-2021 Supplemental Plan Benefit; and

(c)    Any Post-2021 Supplemental Plan Benefit payable as a result of the Participant’s death following commencement of such benefit hereunder shall be paid to the Participant’s surviving spouse or Beneficiary as a continuation of the annual installments that were being made to the Participant.

6.2    Notwithstanding the foregoing:

(a)    Payment of a Supplemental Plan Benefit to a surviving spouse or Beneficiary as a result of a Participant’s death prior to commencement of a benefit hereunder shall not be made before the first day a spouse could commence payment of a surviving spouse’s benefit under the Qualified Plan;

(b)    Except as provided in Section 6.2(c) or an individual agreement between an Employer and a Participant, payment of a Supplemental Plan Benefit to a surviving spouse or Beneficiary shall be subject to the same eligibility conditions and reductions for early commencement as are applied to corresponding benefits under the Qualified Plan. Without limiting the generality of the above, a Supplemental Plan Benefit shall be payable upon the death of a Participant who incurs a Separation from Service before his Earliest Retirement Date and dies before the Supplemental Plan Benefit accrued on his behalf is otherwise paid only if the Participant has satisfied all requirements of either Section 3.2 or Section 3.3 and is survived by a spouse who herself survives until the date a surviving spouse’s benefit would otherwise be payable under the Qualified Plan;

(c)    Notwithstanding the foregoing provisions of this Section 6 but subject to the terms of an individual agreement between the Company and a Participant, a death benefit shall be payable from the Plan with respect to a Participant who incurs a Separation from Service on or after his Earliest Retirement Date and dies before the Supplemental Plan Benefit accrued on his behalf is otherwise paid. Such death benefit shall be paid to the Participant’s surviving spouse or Beneficiary. The amount of the death benefit and the form in which it is paid shall be equal to the amount that would have been paid to the Participant on the date the death benefit is paid had the Participant survived to receive payment on such date, applying the principles of Sections 5.2 and 5.3; and

(d)    The provisions of Sections 5.4, 5.5 and 5.6 shall apply with respect to Supplemental Plan Benefits payable to a surviving spouse of Beneficiary, substituting “surviving spouse” or “Beneficiary” for “Participant”, as appropriate.

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IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed this 21st day of December, 2021.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Brian W. Bolash	By: /s/ Gregory J. Gutting
Title: Executive Vice President & CFO

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